                                                             EXHIBIT 5.1


                            February 24, 1998


First Place Financial Corporation
100 East Broadway
Farmington, New Mexico 87401

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by First Place Financial Corporation (the "Company") on or about February 25, 1998, with respect to the offer and sale of 180,000 additional shares of the Company's common stock, no par value ("Company Stock"), issuable under the First Place Financial Corporation Profit Sharing Plan (with 401(k) provisions), the First Place Financial Corporation Nonstatutory Stock Option Plan, the First Place Financial Corporation Second Nonstatutory Stock Option Plan, and the First Place Financial Corporation Third Stock Option Plan for Officers and Directors (collectively, the "Plans") as described in the Registration Statement.

     We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances. Based on that examination and investigation, it is our opinion that the shares of Company Stock referred to above will be, when sold in accordance with the Plan and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

                                    Sincerely yours,

                                    ROTHGERBER, APPEL, POWERS & JOHNSON LLP


                                    /s/ Rothgerber, Appel, Powers & Johnson LLP
                                    -------------------------------------------